EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-115918) pertaining to the Amended and Restated Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc. Performance Sharing Plan and the Martin Marietta Materials, Inc. Savings and Investment Plan; in the Registration Statement (Form S-8 No. 333-85608) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors; in the Registration Statement (Form S-8 No. 33-83516) pertaining to the Martin Marietta Materials, Inc. Omnibus Securities Award Plan, as amended; in the Registration Statement (Form S-8 No. 333-15429) pertaining to the Martin Marietta Materials, Inc. Common Stock Purchase Plan for Directors, Martin Marietta Materials, Inc. Performance Sharing Plan and the Martin Marietta Materials, Inc. Savings and Investment Plan; in the Registration Statement (Form S-8 No. 333-79039) pertaining to the Martin Marietta Materials, Inc. Stock-Based Award Plan, as amended; in the Registration Statement (Form S-3 No. 333-157731) pertaining to Debt Securities, Preferred Stock, Common Stock, and Warrants of Martin Marietta Materials, Inc. of our report dated June 24, 2013, with respect to the financial statements and schedule of the Martin Marietta Materials, Inc. Savings and Investment Plan included in the Annual Report on Form 11-K for the year ended December 31, 2012.

Dixon Hughes Goodman LLP

Raleigh, North Carolina

June 24, 2013